Exhibit 99.1

NEWS RELEASE

WINN-DIXIE STORES, INC. 5050 EDGEWOOD COURT P.O. BOX B JACKSONVILLE, FLORIDA 32203-0297 (904) 783-5000

(NASDAQ):     WINNV

CONTACTS:

Investors	Media
(212) 521-4835	Kekst and Company
Michael Freitag
212-521-4800

For Immediate Release

WINN-DIXIE ANNOUNCES INITIAL DISTRIBUTION DATE OF COMMON STOCK

SCHEDULED FOR DECEMBER 21

JACKSONVILLE, FL, December 14, 2006 – Winn-Dixie Stores, Inc. (Nasdaq: WINNV) today announced that it has begun advising its pre-petition unsecured creditors entitled to receive its new common stock that it currently anticipates the initial distribution of the common stock under Winn-Dixie’s Plan of Reorganization will occur on December 21, 2006.

Winn-Dixie has selected American Stock Transfer & Trust Company to serve as the Transfer Agent for the New Common Stock to be distributed to holders of allowed unsecured claims under Winn-Dixie’s Plan of Reorganization. Winn-Dixie also has elected to use the Direct Registration System to record ownership interests in the New Common Stock. The Direct Registration System is a form of electronic registration that enables stockholders to be directly registered on the books of the issuing company, through the Transfer Agent, with no need for physical stock certificates (although certificates can be obtained upon request). Creditors entitled to receive shares through direct registration will be receiving further information by mail concerning the distribution. Noteholders will receive their distribution of shares through the facilities of the Depository Trust Company, based on instructions from the indenture trustee.

Under the Plan of Reorganization, Winn-Dixie has until January 5, 2007 (or such later date as may be approved by the Bankruptcy Court) to distribute its common stock, and there can be no assurance that the scheduled December 21 distribution will not be delayed. In addition, certain persons entitled to shares (who have been notified by mail) are required to take certain actions prior to receiving shares (such as providing a required tax form or reimbursing the company for employee withholding tax). Such persons are encouraged to carefully review the instructions previously provided to them.

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Winn-Dixie

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Winn-Dixie emerged from bankruptcy on November 21, 2006. The common stock currently trades on the NASDAQ Global Market on a when-issued basis under the symbol WINNV.

American Stock Transfer & Trust Company may be reached as follows: American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, NY 11219, Toll-free: 888-U-CALL-WD (888-822-5593), World Wide: 718-921-8347, www.amstock.com.

Winn-Dixie Stores, Inc. is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. The Company currently operates 522 stores in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winn-dixie.com.

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